Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 27, 2002


To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS


Date:     Friday, May 10, 2002
Time:     10:00 a.m. Central Daylight Time
Place:    Peabody Little Rock Hotel
          3 Statehouse Plaza
          Little Rock, AR 72201


MATTERS TO BE VOTED ON


1.   Election of Fifteen Directors.

2.   Stockholder proposal concerning certain wording on the

     Corporation's proxy card.

3.   Stockholder proposal concerning "poison pills."


/s/ Michael G. Thompson

Michael G. Thompson
Secretary

                           TABLE OF CONTENTS

  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS                     1
  MATTERS TO BE VOTED ON                                           1
  PROXY STATEMENT                                                  4
  GENERAL INFORMATION ABOUT VOTING                                 4
  WHO CAN VOTE                                                     4
  VOTING BY PROXIES.                                               4
  HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS                       4
  QUORUM REQUIREMENT                                               4
  VOTES NECESSARY FOR ACTION TO BE TAKEN.                          4
  COST OF THIS PROXY SOLICITATION.                                 5
  ATTENDING THE ANNUAL MEETING.                                    5
  STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT                       5
  PROPOSAL 1  ELECTION OF DIRECTORS                                6
  GENERAL INFORMATION ABOUT NOMINEES                               6
  TERM OF OFFICE.                                                  6
  INFORMATION ABOUT THE NOMINEES.                                  6
  INFORMATION ABOUT THE BOARD AND ITS COMMITTEES                   9
     Audit Committee                                              10
     Finance Committee                                            10
     Personnel Committee                                          10
     Nuclear Committee                                            10
     Director Affairs/Public Affairs Committee                    11
     Executive Committee                                          11

  DIRECTOR COMPENSATION.                                          12
  SERVICE AWARDS FOR DIRECTORS.                                   12
  RETIREMENT FOR DIRECTORS                                        12
  PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION        12
  SHARE OWNERSHIP OF DIRECTORS AND OFFICERS                       12
  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.        13
  AUDIT COMMITTEE REPORT.                                         14
  INDEPENDENT ACCOUNTANTS.                                        14
  REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION         16
  COMPARISON OF FIVE YEAR CUMULATIVE RETURN                       18
  EXECUTIVE COMPENSATION TABLES                                   19
     Summary Compensation Table                                   19
     Option Grants to the Executive Officers in 2001              20
     Aggregated Option Exercises in 2001 and December 31,
      2001 Option Values                                          20
     Long-Term Incentive Plan Awards in 2001                      21
  RETIREMENT INCOME PLAN                                          21
     Retirement Income Plan Table                                 21
  PENSION EQUALIZATION PAYMENTS.                                  22
  SUPPLEMENTAL RETIREMENT PLANS.                                  22
  SYSTEM EXECUTIVE RETIREMENT PLAN                                22
     System Executive Retirement Plan Table                       23
  EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS.       23
  EXECUTIVE RETENTION AGREEMENTS.                                 23
  PROPOSAL 2 - STOCKHOLDER PROPOSAL CONCERNING CERTAIN WORDING
   ON THE CORPORATION'S PROXY CARD                                27
  PROPOSAL 3 - STOCKHOLDER PROPOSAL CONCERNING "POISON PILLS"     28
  STOCKHOLDER PROPOSALS FOR 2003 MEETING                          30

                            PROXY STATEMENT


Your vote is very important. For this reason, the Board of Directors is requesting that unless you are able to, and intend to vote your shares in person at this Annual Meeting of Stockholders, that you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by J. Wayne Leonard, Robert v.d. Luft and Wm. Clifford Smith, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "we", "our", "Entergy" and the "Corporation" each refer to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 27, 2002.


                   GENERAL INFORMATION ABOUT VOTING

WHO  CAN  VOTE.   You are entitled to vote your Common  Stock  if  our
records show that you held your shares as of March 12, 2002. At the close of business on March 12, 2002, 222,928,270 shares of Common
Stock  were  outstanding and entitled to vote.  Each share  of  Common
Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. Of course, you may come to the meeting and vote your shares in person. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them as to how your shares may be voted in accordance with your instructions. Follow those instructions carefully. If you hold your shares in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number listed or accessing the Internet address on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Proxies granted by these methods are valid under applicable state law. When you use the telephone or Internet voting system, the system verifies that you are a stockholder through the use of a Control Number assigned to you. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Your Control Number and specific directions for using the telephone and Internet voting system are on the proxy card. Whether you send your instructions by mail, telephone or the Internet, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented to the Annual Meeting other than those described in this proxy statement. If any other matters are presented at the meeting, the proxies will use their own judgment in determining how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver to us later proxy instructions or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting cannot be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions by a specified date, it may vote on matters that the New York Stock Exchange has determined to be routine.

VOTES NECESSARY FOR ACTION TO BE TAKEN. Fifteen directors will be elected at the meeting, meaning that the fifteen nominees receiving the most votes will be elected. Abstentions will have no effect on the outcome of the election of directors.

COST  OF THIS PROXY SOLICITATION.  We will pay the cost of this  proxy
solicitation.   In addition to soliciting proxies by mail,  we  expect
that certain of our employees may solicit stockholders for their proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500 plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 12, 2002 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote or dispose of the Common Stock, or to acquire the Common Stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 2001:

Name and Address of                              Amount and Nature of   Percent
Beneficial Owner                                 Beneficial Ownership  of Class
Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHM&S")  24,207,898(1)       11.0%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

FMR Corp ("FMR")                                     11,272,342 (2)       5.1%
82 Devonshire Street
Boston, Massachusetts 02109

Putnam Investments, Inc.                             14,925,850 (3)       6.7%
One Post Office Square
Boston, Massachusetts 02109

(1) BHM&S has indicated that it has sole voting power over 4,985,498 shares, sole investment power over all 24,207,898 shares and shared voting power over 19,222,400 shares. BHM&S also advised Entergy that it is a registered investment advisor and these shares are held on behalf of various clients. These shares include 16,277,700 shares (7.34%) held on behalf of the Vanguard Windsor Funds-Vanguard Windsor II Fund, The Vanguard Group, 455 Devon Park Drive, Wayne, Pennsylvania 19087-1815.

(2) FMR may not vote or transfer this Common Stock. The shares are beneficially owned by three wholly-owned subsidiaries of FMR each of which may vote and transfer the shares beneficially owned by it. Fidelity Management and Research Company beneficially owns and has shared investment power over 10,566,460 shares, Fidelity Management Trust Company beneficially owns and has shared investment power over 646,276 shares and Strategic Advisers, Inc. beneficially owns and has shared investment power over 206 shares. The remaining 59,400 shares are beneficially owned and may be voted and transferred by Fidelity International Limited, a Bermudan joint stock company and former majority-owned subsidiary of Fidelity Management and Research Company.

(3) Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisers: Putman Investment Management, LLC and The Putnam Advisory Company, LLC which beneficially own and have shared investment power
     over  12,553,963  and  2,371,887  shares,  respectively.   Putnam
     Investments, Inc. has shared voting power as to 1,351,387 shares.


                   PROPOSAL 1  ELECTION OF DIRECTORS

                  GENERAL INFORMATION ABOUT NOMINEES

All nominees are currently members of the Board. Each has agreed to be named in this proxy statement and to serve if elected. Except where authority to vote for one or more nominee(s) is withheld, the proxies will vote all Common Stock represented by an executed proxy equally for the election of the nominees listed below.

TERM OF OFFICE. Directors are elected annually to serve a term of one year and until the next annual meeting of stockholders and the election of their successors.

INFORMATION ABOUT THE NOMINEES. The following biographical information was supplied by each nominee. Unless stated otherwise, all nominees have been continuously employed in their present positions for more than five years. The age of each individual is as of December 31, 2001.

               MAUREEN S. BATEMAN          Age 58        Director Since 2000
               Boston, Massachusetts

               - Executive Vice President and General Counsel of State Street
                 Corporation (administrative and financial services for institutional investors)
               - Vice Chairman of the Board of Trustees of Fordham University
               - Director of Boston Public Library Foundation; the Boston Bar
                 Foundation; YMCA of Boston; and Catholic Schools Foundation of Boston


               W. FRANK BLOUNT             Age 63       Director Since 1987
               Atlanta, Georgia

               - Chairman & CEO of JI Ventures, Inc. (high-tech venture
                 capital fund)
               - Former Chairman & CEO of Cypress Communications, Inc. (in-
                 building integrated communications supplier)
               - Former CEO and Director of Telstra Communications Corporation
                 (Australian- telecommunications company)
               - Former Group President of AT&T
               - Director of First Union National Bank of Georgia; Caterpillar,
                 Inc.; Alcatel Ltd.; Adtran, Inc.; Hanson PLC; and Global Light Communications, Inc.


               VADM. GEORGE W. DAVIS      Age 68        Director Since 1998
               USN (Ret.)
               Columbia, South Carolina

               - Retired Director, President and Chief Operating Officer of
                 Boston Edison Company (utility company)
               - Vice Admiral (retired) U.S. Navy and former Commander Naval
                 Surface Force, Pacific
               - Former Director of The University of Chicago's Board of
                 Governors for Argonne National Laboratories
               - Former Chairman of the Board for the National Nuclear
                 Accrediting Board for the Institute of Nuclear Power
                 Operations


               SIMON D. deBREE             Age 64       Director Since 2001
               The Netherlands

               - Retired Director and CEO of DSM (chemicals, polymers, life science products)
               - Chairman of the Supervisory Boards of Stork N.V., Koninklijke
                 Boskalis Westminster N.V. and Parenco B.V.
               - Commissioner of the Foundation de la Maison de la Chimie
               - Former President of the Association of Petrochemicals
                 Producers in Europe and the European Chemical Industry
                 Council
               - Former Vice President of the Association of Plastics
                 Manufacturers in Europe
               - Former Board Member of the Dutch-German Chamber of Commerce
               - Former Member of the Advisory Council of the Dutch and
                 Japanese Trade Federation


               CLAIBORNE P. DEMING         Age 47        Director Since 2002
               El Dorado, Arkansas

               - President and CEO of Murphy Oil Corporation (oil and gas)
               - Director of Murphy Oil Company, Ltd.
               - Member, Arkansas State Board of Education


               DR. NORMAN C. FRANCIS      Age 70         Director Since 1994
               New Orleans, Louisiana

               - President of Xavier University of Louisiana
               - Director of The Equitable Life Assurance Society of the United
                 States; Liberty Bank & Trust
               - Member of the Advisory Board of The Times Picayune Publishing
                 Co.
               - Chairman of the Board for the Southern Education Foundation
               - Former Chairman of the Board of Trustees, Educational Testing
                 Service
               - Chairman of the Advisory Board for the Local Initiative
                 Support Corporation


               J. WAYNE LEONARD            Age 51        Director Since 1999
               New Orleans, Louisiana

               - Chief Executive Officer of Entergy and Entergy Services, Inc.,
                 January 1999-present
               - Director of Entergy Arkansas, Inc.; Entergy Gulf States, Inc.;
                 Entergy Louisiana, Inc.; Entergy Mississippi, Inc.; Entergy
                 New Orleans, Inc.; and Entergy Services, Inc.; June 1998-1999
               - Chief Operating Officer, Entergy Arkansas, Inc.; Entergy Gulf
                 States, Inc.; Entergy Louisiana, Inc.; Entergy Mississippi,
                 Inc.; and Entergy New Orleans; Inc.; March-December, 1998
               - President, Cinergy Capital & Trading, 1998
               - President, Energy Commodities Business Unit of Cinergy, 1998
               - Group Vice President and Chief Financial Officer of Cinergy,
                 1994-1997


               ROBERT v.d. LUFT            Age 66         Director Since 1992
               Chadds Ford, Pennsylvania

               - Chairman of the Board, Entergy
               - Chairman of the Board of EKLP, L.L.C.
               - Member, Management Committee, EntergyShaw, L.L.C.
               - Acting Chief Executive Officer of Entergy, May-December 1998
               - Former Chairman of the Board of DuPont Dow Elastomers
               - Retired Senior Vice President-DuPont and President-DuPont
                 Europe (industrial products, fibers, petroleum, chemicals and specialty products businesses)
               - Retired Chairman of DuPont International
               - Member of the Board of Visitors, School of Engineering,
                 University of Pittsburgh
               - Director of Stonebridge Bank
               - Director of U.S. Chamber of Commerce


               KATHLEEN A. MURPHY          Age 51         Director Since 2000
               Stamford, Connecticut

               - Former Senior Vice President and Chief Financial Officer of
                 Connell Limited Partnership (diversified manufacturing company)
               - Trustee of Emmanuel College, Boston, Massachusetts


               DR. PAUL W. MURRILL        Age 67         Director Since 1993
               Baton Rouge, Louisiana

               - Professional Engineer
               - Former Chairman of the Board of Piccadilly Cafeterias, Inc.,
                 Baton Rouge, Louisiana
               - Former Chancellor of Louisiana State University and A&M
                 College, Baton Rouge, Louisiana
               - Retired Chairman of the Board and Chief Executive Officer of
                 Entergy Gulf States, Inc.
               - Director of ChemFirst, Inc.; Tidewater, Inc.; Howell
                 Corporation; Baton Rouge Water Company; and MicroProbe Inc.
               - Chairman of Trustees, Burden Foundation


               JAMES R. NICHOLS            Age 63         Director Since 1986
               Boston, Massachusetts

               - Partner, Nichols & Pratt (family trustees), Attorney and
                 Chartered Financial Analyst
               - Partner, Nichols & Pratt Advisors (registered investment adviser)
               - Life Trustee of the Boston Museum of Science





               WILLIAM A. PERCY, II        Age 62          Director Since 2000
               Greenville, Mississippi

               - President and Chief Executive Officer of Greenville Compress
                 Company (commercial warehouse and real estate)
               - Chairman of Staple Cotton (regional cotton marketing co-op)
                 and Enterprise Corporation of the Delta (a non-profit economic development corporation)
               - Director of ChemFirst Inc. and Mississippi Chemical
                 Corporation


               DENNIS H. REILLEY           Age 48          Director Since 1999
               Danbury, Connecticut

               - Chairman, President and Chief Executive Officer of PRAXAIR,
                 Inc. (industrial gases)
               - Director of Marathon Oil Corporation
               - Former Chairman of American Chemical Council
               - Former Executive Vice President & Chief Operating Officer of
                 Dupont (industrial products, fibers, petroleum, chemicals, and specialty business products)
               - Former Senior Vice President of DuPont
               - Former Vice President and General Manager of DuPont White
                 Pigment & Mineral Products
               - Former Vice President and General Manager of DuPont
                 Specialty Chemicals
               - Former Vice President and General Manager of DuPont Lycrar
                 /Terathaner
               - Director of Chemical Manufacturers Association


               WM. CLIFFORD SMITH          Age 66         Director Since 1983
               Houma, Louisiana

               - Chairman of the Board of T. Baker Smith & Son, Inc.
                 (consultants - civil engineering and land surveying). During 2001, T. Baker Smith & Son, Inc. performed land-surveying services for Entergy companies and was paid approximately $105,229. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.
               - Member of Mississippi River Commission
               - Member of Louisiana Board of Regents (Colleges and
                 Universities)


               BISMARK A. STEINHAGEN       Age 67          Director Since 1993
               Beaumont, Texas

               - Chairman of the Board of Steinhagen Oil Company, Inc. (oil
                 and gasoline distributor), Beaumont, Texas


            INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

In 2001, the Board of Directors met twelve times. Reference to the "Board" means to the Board of Directors. In addition to meetings of the Board, directors attended meetings of separate Board Committees. In 2001, all who are directors attended at least 75% of the meetings of the Board and committees on which they serve.

COMMITTEES OF THE BOARD. The Board of Directors has six standing committees.

Audit Committee.     10 meetings in 2001

Present Members:     Dennis H. Reilley (Chairman)
                     George W. Davis
                     Maureen S. Bateman
                     Kathleen A. Murphy
                     Bismark A. Steinhagen
                     Claiborne P. Deming (elected March 8, 2002)

Functions:           Discusses the audit results with management, the
                     Company's own internal auditors and with its independent accountants.

                     Reviews internal controls, financial
                     reporting and other financial matters.

                     Reports to the Board and makes
                     recommendations relevant to the audit.

Finance Committee.   7 meetings in 2001

Present Members:     Paul W. Murrill (Chairman)
                     Robert v.d. Luft
                     James R. Nichols
                     Wm. Clifford Smith
                     Dennis H. Reilley
                     Kathleen A. Murphy

Function:            Reviews all financial, budgeting and banking
                     policies.

                     Makes recommendations to the Board concerning financial transactions and the sale of securities.

Personnel Committee. 6 meetings in 2001

Present Members:     Norman C. Francis (Chairman)
                     William A. Percy, II
                     George W. Davis
                     W. Frank Blount
                     Simon D. deBree
                     James R. Nichols

Functions:           Reviews major employee relations matters,
                     employment practices, compensation and employee benefit plans.

                     Reviews officer performance and makes
                     recommendations to the Board concerning officer compensation.

Nuclear Committee.   7 meetings in 2001

Present Members:     George W. Davis (Chairman)
                     Bismark A. Steinhagen
                     Robert v.d. Luft
                     Wm. Clifford Smith
                     William A. Percy, II

Functions:           Provides  non-management oversight and review  of
                     all  the Corporation's nuclear generating plants,
                     focusing   on   safety,  operating   performance,
                     operating costs, staffing and training.

                     Consults with management concerning internal and external nuclear-related issues.

                     Reports to the Board with respect to the Corporation's nuclear facilities.

Director Affairs/
Public Affairs
Committee.           2  meetings in 2001  (Note:  On May 11, 2001, the
                     Director Affairs Committee and the Public Affairs
                     Committee   were  consolidated  into   a   single
                     committee.)

Present Members:     William A. Percy, II (Chairman)
                     W. Frank Blount
                     Maureen S. Bateman
                     Kathleen A. Murphy
                     Simon D. deBree
                     Norman C. Francis
                     Claiborne P. Deming (elected March 8, 2002)

Functions:           Advises  and  counsels management and  the  Board
                     regarding  governmental,  regulatory  and  public
                     relations  matters and on all matters  concerning
                     Directors,   including   committee   memberships,
                     compensation and performance.

                     Makes recommendations to the Board regarding public policy issues and equal opportunity in all corporate relationships.

                     Searches for and screens new nominees for positions on the Board.

                     Considers qualified candidates for director nominated by stockholders; provided, however, that written notice of any stockholder nominations must be received by the Secretary of the Corporation not less than 60 days nor more than 85 days prior to the anniversary date of the immediately preceding year's annual meeting.

Executive Committee. 5 meetings during 2001

Present Members:     Robert v.d. Luft (Chairman)
                     J. Wayne Leonard
                     Paul W. Murrill
                     Norman C. Francis
                     George W. Davis

Functions:           May   exercise  Board  powers  with  respect   to
                     management  and  the  business  affairs  of   the
                     Corporation between Board meetings.

                     Reports all actions to the Board.


DIRECTOR COMPENSATION. Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. In addition, committee chairpersons are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. In 2001, Mr. Luft was paid $200,000 plus 47,000 stock options (granted at market price) to serve as Chairman of the Board. The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties.

SERVICE AWARDS FOR DIRECTORS. All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares.
Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

RETIREMENT FOR DIRECTORS. Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on
January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.


       PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Francis and Messrs. Blount, Percy, Nichols, deBree and Adm. Davis served during 2001 as members of the Personnel Committee of the Board. None of these directors was, during 2001, an officer or employee of Entergy or any of its subsidiaries.


               SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows how much Common Stock each current director, nominee and executive officer named in the "Summary Compensation Table" on page 19 beneficially owned as of December 31, 2001, as well as how much they and the other executive officers beneficially owned as a
group.  This information has been furnished by each individual.   Each
individual  has  sole  voting and investment power,  unless  otherwise
indicated.   The  amount  of  Common Stock  owned  by  all  directors,
nominees and executive officers as a group totals less than 1% of the outstanding Common Stock.

                       Entergy Corporation Common     Entergy
                                 Stock              Corporation
                                                       Stock
                                                     Equivalent
                                                      Units (d)
                          Amount and Nature
                            of Beneficial
                               Ownership
                       Sole Voting       Other
                           and        Beneficial
                        Investment     Ownership
          Name             Power          (a)
Maureen S. Bateman            900             -           800
W. Frank Blount             7,434             -         8,000
VADM. George W. Davis       2,100             -         2,400
Simon D. deBree               140             -             -
Claiborne P. Deming           (c)             -             -
Norman C. Francis           3,100             -         5,600
Frank F. Gallaher           8,091        54,667        47,041
Donald C. Hintz             3,715       414,499        26,861
Jerry D. Jackson           23,447       138,333        25,721
J. Wayne Leonard           13,065       585,600             -
Robert v.d. Luft           22,672       214,166         7,200
Kathleen A. Murphy          1,900 (b)         -           800
Dr. Paul W. Murrill         2,722             -         8,000
James R. Nichols            9,757             -         8,000
William A. Percy, II        1,150             -           800
Dennis H. Reilley             600             -         1,600
Wm. Clifford Smith         10,400             -         8,000
Bismark A. Steinhagen      10,247             -         8,000
C. John Wilder              9,234       140,199        53,693

All directors, nominees,
and executive officers    153,136     1,776,548       265,462

(a) Includes stock options that are exercisable within 60 days of December 31, 2001.
(b)  Includes 1,000 shares in which Ms. Murphy has joint ownership.
(c) Mr. Deming was elected to the Board on January 25, 2002 and now owns 50 shares.
(d) Represents the balances of stock equivalent units each executive holds under the Executive Annual Incentive Plan Deferral Program and the Defined Contribution Restoration Plan. These units will be paid out in a combination of Entergy Corporation Common Stock and cash based on the value of Entergy Corporation Common Stock on the date of payout. The deferral period is determined by the individual and is at least two years from the award of the bonus up until retirement for the Executive Annual Incentive Plan and at retirement for the Defined Contribution Restoration Plan. For Directors of Entergy Corporation the units are part of the Service Award for Directors. All non-employee directors are credited with 800 units for each year of service on the Board up to a maximum of 10 years.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Directors and certain executive officers must file reports with the Securities and Exchange Commission indicating their ownership of any equity securities of the Corporation at the time they became a director or executive officer. Thereafter, reports must be filed to update any changes in ownership. In 2001, all directors' and officers' reports were timely filed.


                        AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors' Audit Committee is comprised of five directors who are not officers of the Company. All members meet the criteria for independence as defined by the New York Stock Exchange. During 2001, the Audit Committee complied with its written charter, as adopted by the Board of Directors. The charter was published in the 2000 Proxy Statement.

The Committee held ten meetings during 2001. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors and the Company's independent public accountants. In August 2001, the Audit Committee selected Deloitte & Touche to succeed PricewaterhouseCoopers as the Company's independent auditors; the Board of Directors ratified the selection in October 2001.

During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Audit Committee believes that management maintains an effective system of internal controls which results in fairly presented financial statements. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy's Annual Report on Form 10-K.

The discussions with Deloitte & Touche also included the matters required by Statement on Auditing Standards No. 61 and No. 90. The Audit Committee received from Deloitte & Touche written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with Deloitte & Touche. The Audit Committee also has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining their independence and has concluded that it is. Deloitte & Touche provides no internal audit services for the Corporation.

The Audit Committee of the Board of Directors of Entergy Corporation

Dennis  H. Reilley, Chairperson    Kathleen A. Murphy
Maureen S. Bateman                 Bismark A. Steinhagen
George W. Davis

March 8, 2002

                        INDEPENDENT ACCOUNTANTS

On the recommendation of the Audit Committee, the Executive Committee (acting between board meetings) has appointed Deloitte & Touche as independent accountants for the Corporation, effective August 13, 2001. The Corporation's former independent accountants, PricewaterhouseCoopers, were dismissed effective August 13, 2001. The reports issued by PricewaterhouseCoopers on Entergy's financial statements for either of the two most recent fiscal years did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. During Entergy's two most recent fiscal years and through August 13, 2001, there were no disagreements with PricewaterhouseCoopers on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with its reports.

The Corporation initially reported the change in accountants on Form 8-K on August 13, 2001. The Form 8-K contained a letter from
PricewaterhouseCoopers to the Securities and Exchange Commission stating that it agreed with the statements concerning their firm made therein.

A representative of Deloitte & Touche will be present at the meeting and will be available to respond to appropriate questions by stockholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy Corporation and its subsidiaries for the year ended December 31, 2001 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte
Consulting:

  Audit Fees                                   $1,808,000
                                               ==========
  Financial Information Systems Design and             $0
       Implementation Fees                     ==========

  All Other Fees:
    Merger-related Consultation                $1,327,436 (1)
    Support for Regulatory Proceedings            309,878
    Audit and Accounting-related                  181,320
    Tax Compliance                                 55,785
    Tax Consultation                               23,758
    Other                                          50,723
                                               ----------
                                   Total       $1,948,900 (2)
                                               ==========

(1) These fees were for services provided by Deloitte Consulting prior to the appointment of Deloitte & Touche as the Company's independent accountants. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

(2) Includes fees of $1,757,392 for services in progress prior to the appointment of Deloitte & Touche as the Company's independent accountants.


        REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

The Personnel Committee of the Entergy Corporation Board of Directors (Committee) reviews and makes recommendations to the Board regarding all aspects of executive compensation including the adoption of, or amendments to, the various compensation, incentives and benefit plans/programs maintained for officers and other key management employees of the Corporation.

The Corporation's executive compensation programs provide competitive rewards designed to attract, retain and motivate key management employees who are critical to the Corporation's success. For 2001, the Committee assessed the competitiveness of its compensation programs to a peer group of similar-sized energy services companies as well as a larger group of companies participating in the Towers Perrin Competitive Compensation Survey (based on revenue).

For 2001, the comparator groups were used for all components of Entergy's compensation including base salary and incentives (both annual and long-term). An executive's base salary was targeted at the median of base salary within the comparator groups. Incentive plans provided opportunities for executives to earn compensation at the 75th percentile at target for the comparator groups, based upon performance targets approved by the Board. The total executive compensation package consisted of the following four major components:

1.   Base Salary

Base salary was reviewed in conjunction with both of the comparator groups. As a result of this review, the Board of Directors granted to Mr. Leonard an increase, during 2001, as reflected in the "Summary Compensation Table" on page 19.

2.   Benefits and Perquisites

Executives were eligible to participate in Entergy's pension plan(s), in addition to the Company's standard medical, dental, life insurance and long-term disability coverage. Additionally, Executives were provided financial planning perquisites during 2001.

3.   Annual Incentive Compensation

Each executive's annual incentive compensation is based on the attainment of key strategic goals and objectives which may include improvement in earnings per share, operating cash flows, control of operation and maintenance costs, customer satisfaction, etc. For his performance in the year 2001, Mr. Leonard received an annual incentive award of $1,281,000.

4.   Long-Term Incentive Compensation

The Personnel Committee approved a three-year, performance-based, Long-Term Incentive Plan which spans the period of 2001 through 2003. Under the Long-Term Incentive Plan, the corporation is required to achieve pre-set levels of performance measured against a selected group of other companies in the area of total return to shareholders.

Stock option grants are considered on an annual cycle (i.e., in January of each year) and are based upon each executive's performance, as reviewed by the Committee. Mr. Leonard received a grant of 330,600 stock options in January 2001, based on his 2000 performance. The award was funded under the 1998 Equity Ownership Plan.

- Total Compensation

As reported in the "Summary Compensation Table," during 2001, Mr. Leonard's participation in each of Entergy's compensation components was as follows:

   - Base Salary                            16%
   - Bonus                                  30%
   - Long-Term Incentive Compensation
     - Performance Shares  (LTIP)            0%
     - Stock Options*                       54%
   - All Other Compensation                  0%

* Please note that this number includes the 330,600 stock options granted for 2001. A Black Scholes model price of $9.15 is assumed for the stock options.

- Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for individual compensation over one million dollars, paid to the Company's Chief Executive Officer and to the four other most highly paid executives, unless certain  requirements  are  met.  Key  requirements  include  that  1)
compensation over $1 million must be performance-based and 2) incentive plans must be approved by shareholders.

All of Entergy's incentive plans are intended to meet the requirements of the Internal Revenue Code for deductibility. As a result, we do not believe that any executive officers earned compensation in excess of $1 million in 2001 that was not tax deductible. Although the Company intends generally to comply with requirements of Code Section 162(m) when consistent with the Company's objectives, executives may be paid compensation that is not deductible under Code Section 162(m).

Personnel Committee Members:

Dr. Norman C. Francis, Chairman
Mr. William A. Percy, II
Vice Adm. George W. Davis, USN (Ret.)
Mr.  James R. Nichols
Mr. W. Frank Blount
Mr. Simon D. DeBree


COMPARISON OF FIVE YEAR CUMULATIVE RETURN. The following graph compares the performance of the Common Stock of the Corporation to the S&P 500 Index and the S&P Electric Utilities Index (each of which includes the Corporation) for the last five years:

                        Years ended December 31,
                    1996  1997   1998  1999   2000  2001
        Entergy     $100   116    127   110    188   179
        S&P 500 (2) $100   133    171   208    189   166
        S&P EUI (2) $100   126    145   117    179   164


(1) Assumes $100 invested at the closing price on December 31, 1996, in Entergy Common Stock, the S&P 500 and the S&P Electric Utilities Index, and reinvestment of all dividends.

(2) Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's Corporation.


                     EXECUTIVE COMPENSATION TABLES

                      Summary Compensation Table

                                                                                 Long-Term Compensation
                                          Annual Compensation                     Awards                Payouts
                                                                        Restricted      Securities        (a)
                                                         Other Annual     Stock         Underlying       LTIP         All Other
Name and Principal Position    Year   Salary     Bonus   Compensation     Awards         Options        Payouts    Compensation(b)
J. Wayne Leonard               2001  $897,500 $1,684,800    $3,709    $7,400,000(c)(d) 330,600 shares  $        0      $    0
 Chief Executive Officer       2000   836,538  1,190,000    11,646          (c)        330,600          2,410,413           0
                               1999   771,938    840,000     2,570          (c)        255,000                  0           0

Frank F. Gallaher              2001  $432,828   $524,828  $161,787          (c)         60,000 shares  $        0     $16,574
 Senior Vice President         2000   416,390    504,642   127,484          (c)         34,500            328,084      13,910
                               1999   401,161    303,855    38,496          (c)         39,500                  0      13,545

Donald C. Hintz                2001  $599,423   $779,000  $198,321          (c)        160,000 shares  $        0     $21,605
 President                     2000   570,096    743,000   104,399          (c)        175,000          1,181,837      26,516
                               1999   535,713    495,000    76,188          (c)        272,000                  0      22,156

Jerry D. Jackson               2001  $475,345   $576,382   $19,646          (c)         80,000 shares  $        0     $17,378
 Executive Vice President      2000   458,223    554,214    58,758          (c)         58,500          1,181,575      15,162
                               1999   442,809    403,554    39,670          (c)         94,000                  0      15,497

C. John Wilder                 2001  $493,128   $600,000  $158,059          (c)         87,700 shares  $        0     $16,284
 Executive Vice President and  2000   468,392    619,370   148,540          (c)         87,700            953,006      13,919
 Chief Financial Officer       1999   445,191    406,693   119,878          (c)         52,500                  0      20,035

(a) Amounts include the value of restricted shares that vested in 2000 (see note (c) below) under Entergy's Equity Ownership Plan.

(b)  Includes the following:

     (1)  2001 benefit accruals under the Defined Contribution Restoration
          Plan as follows: Mr. Gallaher $8,578; Mr. Hintz $14,415; Mr. Jackson $11,272; and Mr. Wilder $8,367.

     (2) 2001 employer contributions to the System Savings Plan as follows: Mr. Gallaher $7,996; Mr. Hintz $6,681; Mr. Jackson $6,106; and Mr. Wilder $7,917.

     (3)  2001 reimbursements for moving expenses as follows:  Mr. Hintz
          $509.

(c) Restricted unit (equivalent to shares of Entergy Corporation common stock) awards in 2001 are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to that table for information on the aggregate number of restricted units awarded during 2001 and the vesting schedule for such units. At December 31, 2001, the number and value of the aggregate restricted unit holdings were as follows: Mr. Gallaher 24,500 units, $958,195; Mr. Hintz 57,000 units, $2,229,270; Mr. Jackson 25,400 units, $993,394; Mr. Leonard 246,000 units, $9,621,060; and Mr. Wilder 25,400 units, $993,394. Accumulated dividends are paid on restricted units when vested. The value of restricted unit holdings as of December 31, 2001 are determined by multiplying the total number of units awarded by the closing market price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on December 31, 2001 ($39.11 per share). No restrictions were lifted in 2001. The value of stock for which restrictions were lifted in 2000, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

(d) In addition to the restricted units granted under the Equity Ownership Plan, in January 2001 Mr. Leonard was granted 200,000 restricted units. 50,000 of the restricted stock units will vest on each of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, based on continued service with Entergy Corporation. Accumulated dividends will not be paid on Mr. Leonard's restricted units when vested. The value that Mr. Leonard may realize is dependent upon both the number of units that vest and the future market price of Entergy common stock.

            Option Grants to the Executive Officers in 2001

                                      Individual Grants                    Potential Realizable
                                     % of Total                                  Value
                     Number of        Options                               at Assumed Annual
                    Securities      Granted to   Exercise                     Rates of Stock
                    Underlying       Employees     Price                    Price Appreciation
                      Options           in         (per     Expiration      for Option Term(b)
        Name        Granted (a)        2001       share)       Date           5%          10%
 J. Wayne Leonard    330,600           3.8%       $37.00      1/25/11     $7,692,765 $19,494,977
 Frank F. Gallaher    60,000           0.7%        37.00      1/25/11      1,396,146   3,538,108
 Donald C. Hintz     160,000           1.9%        37.00      1/25/11      3,723,056   9,434,955
 Jerry D. Jackson     80,000           0.9%        37.00      1/25/11      1,861,528   4,717,478
 C. John Wilder       87,700           1.0%        37.00      1/25/11      2,040,700   5,171,535

(a) Options were granted on January 25, 2001, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy common stock on the New York Stock Exchange Composite Transactions on January 25, 2001. These options will vest in equal increments, annually, over a three-year period beginning in 2002.

 (b) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, an executive officer may realize is dependent upon the market price on the date of option exercise.

Aggregated Option Exercises in 2001 and December 31, 2001 Option Values

                                            Number of Securities         Value of Unexercised
                   Shares              Underlying Unexercised Options    In-the-Money Options
                   Acquired     Value      as of December 31, 2001    as of December 31, 2001 (b)
       Name      on Exercise  Realized   Exercisable   Unexercisable  Exercisable   Unexercisable
                                 (a)
 J. Wayne Leonard        -     $    -      280,200        636,000     $3,334,647      $5,027,873
 Frank F. Gallaher  38,833      604,807     10,000         96,167         81,726         617,905
 Donald C. Hintz     2,500       22,916    238,833        420,667      2,778,663       3,477,946
 Jerry D. Jackson        -            -     60,833        150,334        633,897       1,084,501
 C. John Wilder          -            -     64,233        163,667        791,982       1,287,469

(a) Based on the difference between the closing price of Common Stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

(b) Based on the difference between the closing price of Common Stock on the New York Stock Exchange Composite Transactions on December 31, 2001, and the option exercise price.


                Long-Term Incentive Plan Awards in 2001

      The following table summarizes the awards of restricted units (equivalent to shares of Entergy Corporation common stock) granted under the Equity Ownership Plan in 2001 to the Named Executive Officers.

                                                     Estimated Future Payouts Under
                                                   Non-Stock Price-Based Plans (a) (b)
                 Number of  Performance Period Until
      Name         Units      Maturation or Payout   Threshold   Target     Maximum
J. Wayne Leonard   48,000       1/1/01-12/31/03        16,000    32,000     48,000
Frank F. Gallaher  12,700       1/1/01-12/31/03         4,300     8,500     12,700
Donald C. Hintz    28,500       1/1/01-12/31/03         9,500    19,000     28,500
Jerry D. Jackson   12,700       1/1/01-12/31/03         4,300     8,500     12,700
C. John Wilder     12,700       1/1/01-12/31/03         4,300     8,500     12,700


(a) Restricted units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon both the number of units that vest and the future market price of Entergy Corporation common stock.

(b) The threshold, target and maximum levels correspond to the achievement of 50%, 100% and 150%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

RETIREMENT INCOME PLAN. The Corporation has a defined benefit plan for employees, including executive officers, that provides for a retirement benefit calculated by multiplying the number of years of employment by 1.5% which is then multiplied by the final average pay. A single employee receives a lifetime annuity and a married employee receives a reduced benefit with a 50% surviving spouse annuity.
Retirement benefits are not subject to any deduction for social security or other offset amounts. The credited years of service under the plan, as of December 31, 2001, were for Mr. Gallaher (32), for Mr. Jackson (22) and for Mr. Leonard (3). Because they entered into supplemental retirement agreements, the credited years of service under this plan were for Mr. Hintz (30) and for Mr. Wilder (18).

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later) and includes covered compensation for the executive officers included in the salary column of the summary compensation table on page 19.

                   Retirement Income Plan Table (1)
     Annual
     Covered                              Years of Service
  Compensation      15          20          25          30          35

    $100,000     $ 22,500    $ 30,000    $ 37,500   $ 45,000    $ 52,500
     200,000       45,000      60,000      75,000     90,000     105,000
     300,000       67,500      90,000     112,500    135,000     157,500
     400,000       90,000     120,000     150,000    180,000     210,000
     500,000      112,500     150,000     187,500    225,000     262,500
     650,000      146,250     195,000     243,750    292,500     341,250
     950,000      213,750     285,000     356,250    427,500     498,750

(1) Benefits are shown for various rates of final average pay, which is the highest salary earned in any consecutive 60 months during the last 120 months of employment.

PENSION EQUALIZATION PAYMENTS. Supplemental retirement benefits are provided to all executive officers and other participants whose benefits are limited under the qualified plans by applicable federal tax laws and regulations equal to the difference between the benefits that would have been payable under the qualified plans but for the applicable limitations and the benefits that are indicated in the above referenced pension table.

SUPPLEMENTAL RETIREMENT PLANS. Two other supplemental plans are offered to executive officers. Executives may participate in one or the other of these supplemental plans at the invitation of the Corporation. These plans provide that a participant may receive a monthly payment for 120 months. The amount of monthly payment shall not exceed 2.5% or 3.33%, depending upon the plan, of the participant's average basic annual pay (as defined in the plans). Current estimates indicate that the annual payments to any executive officer under either of these two plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

SYSTEM EXECUTIVE RETIREMENT PLAN (SERP). This executive plan is an unfunded defined benefit plan for senior executives, that includes all of the executive officers named in the Summary Compensation Table (except for Mr. Leonard). Executive officers can choose, at retirement, between the retirement benefits paid under provisions of this plan or those payable under the supplemental retirement plans discussed above. The plan was amended in 1998 to provide that covered pay is the average of the highest three years annual base pay and incentive compensation earned by the executive during the ten years immediately preceding his retirement. Benefits are calculated by multiplying the covered pay times the maximum pay replacement ratios of 55%, 60% or 65% (dependent on job rating at retirement) that are attained at 30 years of credited service. The ratios are reduced for each year of employment below 30 years. The amended plan provides that the single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. These retirement payments are guaranteed for ten years, but are offset by any and all defined benefit plan payments from the Corporation and from prior employers. These payments are not subject to social security offsets.

Receipt of benefits under any of the supplemental retirement plans described above is contingent upon several factors. The participant must agree not to take any employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliated company. Benefits are forfeitable for various reasons, including a violation of an agreement with the Corporation or resignation or termination of employment for any reason without the Corporation's permission.

The credited years of service for the Named Executive Officers under this plan are as follows: Mr. Gallaher (32), Mr. Hintz (30), Mr. Jackson (28) and Mr. Wilder (3).

     The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later).

              System Executive Retirement Plan Table (1)
     Annual
     Covered                              Years of Service
       Pay         10          15          20          25          30+


   $200,000     $60,000    $ 90,000   $ 100,000   $ 110,000    $ 120,000
    300,000      90,000     135,000     150,000     165,000      180,000
    400,000     120,000     180,000     200,000     220,000      240,000
    500,000     150,000     225,000     250,000     275,000      300,000
    600,000     180,000     270,000     300,000     330,000      360,000
    700,000     210,000     315,000     350,000     385,000      420,000
  1,000,000     300,000     450,000     500,000     550,000      600,000


(1) Covered pay includes the average of the three highest years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding retirement. Benefits shown are based on a replacement ratio of 50% based on the years of service and covered pay shown. The benefits for 10, 15 and 20 or more years of service at 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages:
     3.0%, 4.5% and 5.0%, respectively.

EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS. Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).

EXECUTIVE RETENTION AGREEMENTS

Retention Agreement with Mr. Leonard - The retention agreement with Mr. Leonard provides that upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or
(b) by reason of Mr. Leonard's death or disability:

  - Entergy will pay to him a lump sum cash severance payment equal to three times (in limited circumstances, five times) the sum of Mr. Leonard's base salary and target annual incentive award;

  - Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;

  - his supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;

  - he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;

  - all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  - Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

     If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age
62. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit. The amounts payable under the agreement will be funded in a rabbi trust.

Retention Agreement with Mr. Gallaher - The retention agreement with Mr. Gallaher provides that upon termination of employment while a Merger is pending and for two years after completion of a Merger (a) by Mr. Gallaher for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Gallaher's death or disability:

  - Entergy will pay to him a lump sum cash severance payment equal to four times the sum of his base salary and maximum annual incentive award;

  - Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  - he will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

  - all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

  - he may elect to receive either a lump sum supplemental retirement benefit equal to $3.8 million or the benefit he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998; and

  - Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention agreement with Mr. Hintz - The retention agreement with Mr. Hintz provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which a Merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for two years after completion (a) by Mr. Hintz for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Hintz's death or disability:

  - Entergy will pay to him a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of a Merger or equal to $2.3 million if such termination occurs following completion of a Merger;

  - Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  - he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of a Merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  - all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

  - he will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and

  - Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Jackson - The retention agreement with Mr. Jackson provides that upon retirement in accordance with the agreement, Mr. Jackson: (a) will be entitled to a subsidized retirement benefit equal to the applicable nonqualified retirement benefit payable to Mr. Jackson without reduction for early retirement ("Subsidized Retirement Benefit"); and (b) may enter into a consulting arrangement with Entergy through March 31, 2005, under terms and conditions set forth in the agreement.

     Pursuant to the agreement, should Mr. Jackson experience a Qualifying Event (as defined in the agreement) after the Successor Placement Date (as defined in the agreement) but before March 31, 2003, he shall not be entitled to benefits under the System Executive Continuity Plan but shall instead be entitled to the following:

  - a lump sum amount equal to any unpaid base salary that would otherwise have been paid through March 31, 2003;

  -  the Subsidized Retirement Benefit; and

  - all other benefits to which he may be entitled under the terms and conditions of those Entergy plans and programs in which he participates in accordance with the agreement.

     Additionally, Mr. Jackson is entitled to certain benefits, as described in the agreement, in the event of a change in control (as defined in the System Executive Continuity Plan) after which Entergy or its successor company fails to honor Mr. Jackson's consulting arrangement.

Retention Agreement with Mr. Wilder - The retention agreement with Mr. Wilder provides that if Mr. Wilder terminates his employment without "good reason" and prior to a termination for "cause," as those terms are defined in his agreement, Entergy will pay to him a lump sum cash severance payment equal to three times the sum of his base salary and target annual award and a "gross-up" payment in respect of any excise taxes he might incur.

     The agreement also provides that, as a substitute for the above entitlement, upon termination of employment (a) by Mr. Wilder for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, in each case prior to the termination of a Merger or prior to the second anniversary of the completion of a Merger, (b) by reason of Mr. Wilder's death or disability while a Merger is pending and for two years after completion of a Merger or
(c) for any reason following the second anniversary of a Merger:

  - Mr. Wilder will be entitled to a lump sum cash severance payment equal to four times (in limited circumstances, three times) the sum of the his base salary and maximum annual incentive award;

  - Mr. Wilder will be entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  - except in the case of a termination by reason of death or disability, he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of
     (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  - Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  - he will be entitled to immediate vesting of performance awards, based upon an assumed maximum achievement of applicable performance goals;

  - all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  - he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

     If Mr. Wilder terminates employment without good reason and other than on account of death or disability, on or after the completion of a Merger and before the second anniversary of the completion of a Merger:

  - Mr. Wilder is entitled to a lump sum cash severance payment equal to three times the sum of his base salary and target annual incentive award;

  - Mr. Wilder is entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  - he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  - Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  - he will be entitled to immediate vesting of performance awards, based upon an assumed target achievement of applicable performance goals;

  - all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  - he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.


    PROPOSAL 2 - STOCKHOLDER PROPOSAL CONCERNING CERTAIN WORDING ON
                     THE CORPORATION'S PROXY CARD

The Corporation has been advised that Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, a holder of 600 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2002 Annual Meeting of Stockholders:

     "Management and Directors are requested to change the format of the Proxy Material in the two areas which are not fair to the shareowners: Remove the word "EXCEPT" and re-apply the word "AGAINST" in the Vote For Directors column. Remove the statement (if applicable) placed in the lower section announcing that all signed proxies but not voted as to choice will be voted at the discretion of Management."

STATEMENT OF SECURITY HOLDER. Reasons: This entirely unfair voting arrangement has benefited Management and Directors in their determination to stay in office by whatever means. Note that this is the only area in which an "AGAINST" choice is omitted, and has been so for about 15 years with no successful objections. Claiming of votes by Management is unfair, as a shareowner has the right to sign as "Present" and not voting, showing receipt of material and only preventing further solicitation of a vote. Since Management claims the right to advise an "AGAINST" vote in matters presented by shareowners, I likewise have the right to ask for a vote "AGAINST" all Company select nominees for Director until directors stop the practice of excessive extra remuneration for Management other than base pay and some acceptable perks. Thank you.

BOARD OF DIRECTORS' RESPONSE: Your Board of Directors recommends that the changes to the Company's proxy materials requested by Mr. Morse not be adopted and that stockholders vote AGAINST the proposal.

The Board of Directors believes that the first part of the stockholder's request, if adopted, would create a statement in the Company's form of proxy card that would be unintelligible and would be unnecessary. The proposal seeks stockholder approval of a request that the Company "remove the word `EXCEPT' and re-apply the word `AGAINST' in the Vote for Directors column," on the Company's form of proxy card (while the stockholder refers to the "Proxy Material", it is the Company's interpretation that since this statement appears only on the form of proxy card, the reference should be to the form of proxy card for this part of the stockholder's request). The Company's current form of proxy card contains a selection box labeled "For All Except" in the "Election of Directors" row and then provides a space in which stockholders may list the nominees with respect to whom the security holder chooses to withhold authority to vote. Removing the word "except" and replacing it with the word "against" results in the following wording above the selection box: "For All Against." The Company could not, and assumes the stockholders in general could not, reasonably determine the actions required by the inclusion of this wording. The Company's proxy material, including the proxy card, currently provides stockholders with the opportunity to vote for directors or to have their shares withheld from voting for directors. No changes are required to satisfy Delaware law (the laws under which the Company is incorporated) or to provide stockholders adequate choices.

With respect to the second part of the stockholder's request, the Board of Directors believes that the removal of the statement announcing that, in the absence of direction from the stockholder, all proxies properly executed will be voted at the discretion of Management, effectively disenfranchises stockholders. The signing of a proxy shows unambiguous and unequivocal evidence of the stockholder's intent to vote its shares despite the fact that no affirmative indication is given as to the manner in which the proxy is to be voted. Moreover, by signing the proxy and not indicating the manner of the vote, the stockholder is evidencing a clear intent to have the shares voted at the discretion of Management.

In summary, the first request of Mr. Morse would create an unintelligible, meaningless and unnecessary statement in the proxy card. The second request would effectively disenfranchise those stockholders who wish to grant Management discretion to vote their shares.

YOUR  BOARD  OF  DIRECTORS RECOMMENDS THAT STOCKHOLDERS  VOTE  AGAINST
PROPOSAL 2.

      PROPOSAL 3 - STOCKHOLDER PROPOSAL CONCERNING "POISON PILLS"

The Corporation has been advised that Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415, a holder of 558 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2002 Annual Meeting of Stockholders:

     "Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting."

STATEMENT OF SECURITY HOLDER. Reasons: The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:
          1)  At any time
          2)  In a short period of time
          3)  Without shareholder approval

     Negative Effects of Poison Pills on Shareholder Value
     A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.
     Source: Office of the Chief Economist, Securities and Exchange Commission. The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

     Additional Support for this Proposal Topic
     - Pills adversely affect shareholder value.
       Power and Accountability
       Neil Minow and Robert Monks
     - The Council of Institutional Investors www.cii.org/ciicentral/policies.htm & www.cii.org recommends shareholder approval of all poison pills.

     Institutional Investor Support for Shareholder Vote
     Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

     Institutional Investor Support is High-Caliber Support
     This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes). Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

     68% Vote at a Major Company
     This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website under Proposals.

     Shareholder Vote Precedent Set by Other Companies
     In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

            In the interest of shareholder value vote yes:
                   SHAREHOLDER VOTE ON POISON PILLS
                               YES ON 3

BOARD OF DIRECTORS' RESPONSE: Your Board of Directors recommends that Mr. Rossi's proposal not be adopted and that the shareholders vote AGAINST the proposal.

The Board of Directors believes that the action requested in this proposal is unnecessary and ill-advised. The Board of Directors has not adopted a shareholder rights plan (sometimes called a "poison pill"). Circumstances could arise in the future, however, where the adoption of such a plan would be an important tool for protecting the interests of the Corporation's stockholders in compliance with the fiduciary duties of the Board of Directors. Requiring stockholder approval for the adoption of a rights plan would impede the ability of the Board of Directors to use such a plan for the benefit of stockholders when circumstances warrant. The Board is comprised (with one exception) entirely of outside directors. The Board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether a shareholder rights plan is in the best interests of the shareholders.

Contrary to the proponent's suggestion, the ability to adopt a shareholder rights plan does not give a board of directors absolute veto power over any business combination. Rather, in upholding the legal validity of shareholder rights plans, the Delaware Supreme Court has made it clear that a board is required to act in accordance with its fiduciary duties in adopting and maintaining a rights plan. As a result, rights plans should neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and adequate.

In recommending a vote against the proposal, the Board of Directors has not determined that a rights plan should be adopted by the Corporation. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing and in the exercise of the Board's fiduciary duties.

The recommendation against the proposal is based on the Board's belief that it would not be wise to limit the flexibility of the Board of Directors to act in the best interests of Entergy stockholders if circumstances arise in the future that would warrant the adoption of a rights plan.

YOUR  BOARD  OF  DIRECTORS RECOMMENDS THAT STOCKHOLDERS  VOTE  AGAINST
PROPOSAL 3.

                STOCKHOLDER PROPOSALS FOR 2003 MEETING

For a stockholder proposal to be included in the proxy statement for our next annual meeting, including a proposal for the election of a director, the proposal must be received by the Corporation at its principal offices no later than November 27, 2002. Also, under our Bylaws, stockholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 11, 2003 and not earlier than February 14, 2003.



By order of the Board of Directors,

/s/ Robert v.d. Luft

Robert v.d. Luft
Chairman of the Board.
Dated:  March 27, 2002

                               ENTERGY CORPORATION

                Proxy Solicited by the Board of Directors for the
                  Annual Meeting of Stockholders--May 10, 2002

I hereby appoint J. Wayne Leonard, Robert v.d. Luft and Wm. Clifford Smith jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Entergy Corporation held of record by me on March 12, 2002, at the Annual Meeting of Stockholders to be held in the Grand Ballroom of The Peabody Little Rock Hotel, 3 Statehouse Plaza, Little Rock, Arkansas 72201, on Friday, May 10, 2002, at 10:00 a.m., Central Daylight Time, and any adjournment or adjournments thereof, with all powers that I would possess if personally present.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

Receipt of the notice of meeting, the proxy statement and the Annual Report of Entergy Corporation for 2001 is acknowledged.

       (Continued, and to be marked, dated and signed, on the other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

           You can now access your Entergy Corporation account online.

     Access your Entergy Corporation stockholder account online via Investor
                              ServiceDirectSM(ISD).

Mellon Investor Services LLC, agent for Entergy Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

     - View account status           - View payment history for dividends
     - View certificate history      - Make address changes
     - View book-entry information   - Obtain a duplicate 1099 tax form
                                     - Establish/change your PIN


              Visit us on the web at http://www.melloninvestor.com
                 and follow the instructions shown on this page.

Step 1: FIRST TIME USERS-     Step 2: Log in for      Step 3:  Account Status
Establish a PIN               Account Access          Screen

You  must first establish  a  You  are now ready  to  You   are  now  ready   to
Personal      Identification  log   in.   To  access  access     your    account
Number   (PIN)   online   by  your   account  please  information.    Click   on
following   the   directions  enter your:             the appropriate button  to
provided in the upper  right                          view      or      initiate
portion of the web screen as  - SSN                   transactions.
follows.  You will also need  - PIN
your  Social Security Number  - Then click on the     - Certificate History
(SSN) available to establish    Submit button         - Book-Entry
a PIN.                                                  Information
                              If  you have more than  - Issue Certificate
Investor ServiceDirectSM  is  one  account, you will  - Payment History currently only available for  now be asked to select  - Address Change
domestic   individual    and  the        appropriate  - Duplicate 1099
joint accounts.               account.
SSN
PIN
- Then  click  on   the
  Establish Pin button

Please  be sure to  remember
your PIN, or maintain it  in
a  secure  place for  future
reference.
              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time

THIS  PROXY  WHEN  PROPERLY EXECUTED WILL BE  VOTED  IN  THE  MANNER
DIRECTED.   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL  1
AND A VOTE AGAINST PROPOSALS 2 AND 3.  IF NO DIRECTION IS MADE, THIS
PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSALS 2 AND 3.
                                                                     Please
                                                                     mark     X
                                                                     your
                                                                     vote  as
                                                                     indicated
                                                                     in this
                                                                     example.
                                     FOR  WITHHOLD   FOR ALL
                                                      EXCEPT
1) Election of Directors

01 M.S. Bateman    09 K.A. Murphy
02 W.F. Blount     10 P.W. Murrill
03 G.W. Davis      11 J.R. Nichols
04 S.D. deBree     12 W.A. Percy, II
05 C.P Deming      13 D.H. Reilley
06 N.C. Francis    14 W.C. Smith
07 J.W. Leonard    15 B.A. Steinhagen
08 R.v.d. Luft


_____________________________________
Except Nominee(s) written above

                                         FOR   AGAINST    ABSTAIN
2) Stockholder proposal concerning
   certain wording on the
   Corporation's proxy card.

3) Stockholder proposal concerning
   "poison pills".


          Please disregard if you have previously provided your consent decision.

          By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a web page which well be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature___________________ Signature___________________  Date_____________
If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

        Internet                   Telephone                     Mail
http://www.proxyvoting.c        1-800-435-6710
om/ETR
                             Use   any  touch-tone        Mark,   sign    and
 Use  the  Internet  to  O   telephone   to   vote  OR    date   your   proxy
 vote your proxy.  Have  R   your   proxy.    Have        card and return  it
 your  proxy  card   in      your  proxy  card  in        in the
 hand  when you  access      hand  when you  call.        enclosed postage-
 the   web  site.   You      You  will be prompted        paid envelope.
 will  be  prompted  to      to     enter     your
 enter   your   control      control       number,
 number, located in the      located  in  the  box
 box  below, to  create      below,    and    then
 and     submit      an      follow            the
 electronic ballot.          directions given.

               If you vote your proxy by Internet or by telephone,
                  you do NOT need to mail back your proxy card.


You can view the Annual Report and Proxy Statement on the Internet at: http://investor.entergy.com/investor/financial/index.shtm